Exhibit 99.1
THE HUNTINGTON 401(k) PLAN
Employer ID No.: 31-0724920
Plan Number: 002

Financial Statements as of and for the Years Ended December 31, 2020 and 2019,
Supplemental Schedule as of December 31, 2020, and
Report of Independent Registered Public Accounting Firm

THE HUNTINGTON 401(k) PLAN
TABLE OF CONTENTS

Page
Report of Independent Registered Public Accounting Firm - Ary Roepcke Mulchaey, P.C.	1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019:
Statements of Net Assets Available for Benefits	2
Statements of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	'4-8

SUPPLEMENTAL SCHEDULE*:
Schedule H, Part IV Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2020	9

*	All other financial schedules required by section 2520.103-10 of the U.S. Department of Labor’s Annual Reporting and Disclosure Requirements under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Compensation Committee of the Board of Directors of
Huntington Bancshares Incorporated and Plan Participants of the
The Huntington 401(k) Plan
Columbus, Ohio

Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of The Huntington 401(k) Plan (the "Plan") as of December 31, 2020 and 2019, and the related statements of changes in net assets available for benefits for the years then ended, and the related notes and schedule (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2020 and 2019, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion
These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information
The supplemental information contained in Schedule H, Line 4i-Schedule of Assets (Held at End of Year) as of December 31, 2020 has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental information is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ary Roepcke Mulchaey, P.C.

We have served as the Plan’s auditor since 2014.
Columbus, Ohio
June 25, 2021

THE HUNTINGTON 401(k) PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2020 AND 2019

	2020	2019
ASSETS
Investments, at fair value:
Huntington Bancshares Incorporated common stock	$127,834,065	$155,830,843
Common collective trust funds	473,878,549	38,928,391
Mutual funds	921,482,514	1,101,409,778
Total investments	1,523,195,128	1,296,169,012
Accrued dividends and interest receivable	1,525,210	1,558,284
Notes receivable from participants	132,303	307,219
Due from brokers for investment securities sold	—	50,512
Total receivables	1,657,513	1,916,015
Total assets	$1,524,852,641	$1,298,085,027
LIABILITIES
Dividends payable to Plan participants	$102,048	$118,514
Payable for administrative expenses	249,603	231,438
Total liabilities	351,651	349,952
NET ASSETS AVAILABLE FOR BENEFITS	$1,524,500,990	$1,297,735,075
See notes to financial statements.

THE HUNTINGTON 401(k) PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
ADDITIONS
Investment income:
Net appreciation in fair value of investments	$155,710,789	$219,469,461
Dividends from Huntington Bancshares Incorporated common stock	6,197,551	6,237,663
Dividends from common collective trust funds	84,463	—
Dividends from mutual funds	27,976,226	34,929,896
Interest	8,377	15,896
Total investment income	189,977,406	260,652,916
Contributions:
Employees	95,615,672	88,214,099
Employer	47,665,819	50,735,094
Rollovers	8,273,549	14,039,540
Total contributions	151,555,040	152,988,733
Total additions	341,532,446	413,641,649
DEDUCTIONS
Benefit distributions and other withdrawals	114,766,531	98,688,941

Net increase in net assets available for benefits	226,765,915	314,952,708
Net assets available for benefits at beginning of year	1,297,735,075	982,782,367
NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR	$1,524,500,990	$1,297,735,075
See notes to financial statements.

THE HUNTINGTON 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF THE PLAN
General - The Huntington 401(k) Plan (the “Plan”) is a defined contribution plan that was initially adopted by the Board of Directors (the “Board of Directors”) of Huntington Bancshares Incorporated (“Huntington”) on September 29, 1977, to be effective January 1, 1978, to provide benefits to eligible employees of Huntington, as defined in the Plan document. Plan participants should refer to the Plan document and summary plan description for a more complete description of the Plan’s provisions. On December 13, 2000, Huntington’s common stock held in accounts of participants who elected to have all or a portion of their accounts invested in Huntington’s common stock were designated as an Employee Stock Ownership Plan (“ESOP”). The ESOP forms a portion of the Plan.
Plan Amendments - From time to time, the Plan has been amended and restated. Amendments to the Plan include provisions as necessary to conform to various legislation and guidance under the Internal Revenue Code (the “Code”), and provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).
Effective for the period from August 16, 2016 through June 1, 2020, notwithstanding the foregoing, for the period from August 16, 2016 through June 1, 2020, all Participants entitled to a distribution from the Plan may also elect to receive payment of their non-forfeitable account balances in the form of installment payments. Such installment payments may be made in monthly, quarterly, or annual installments over a fixed reasonable period of time, not exceeding the life expectancy of the participant, or the joint life and last survivor expectancy of the participant and his designated beneficiary. Subsequent to June 1, 2020, new installment distributions from the plan are not permitted for plan participants.
Plan Termination - Pursuant to the Plan document, Huntington may terminate or modify the Plan at any time by resolution of its Board of Directors and subject to the provisions of ERISA and the Code. In the event of Plan termination, participants will become 100% vested in their accounts.
Funding and Vesting - Employees must complete thirty days of employment before they are eligible to participate in the Plan. Participants may elect to make pre-tax and/or Roth 401(k) after tax contributions of up to 75% of their eligible compensation, subject to certain statutory limits.
Effective September 1, 2020, Huntington matched contributions equal to 150% on the first 2% of participant elective deferrals and 50% of the next 1% of participant elective deferrals. Prior to September 1, 2020, Huntington matched contributions equal to 150% on the first 2% of participant elective deferrals and 100% of the next 2% of participant elective deferrals. Employer matching contributions are on a two-year cliff-vesting schedule. After two years of service, the employer matching contributes will be 100% vested. All prior years of service count toward vesting.
Effective January 1, 2020, the Plan was amended to limit eligible plan compensation subject to employer match to $200,000.
The Plan also includes an automatic enrollment feature. Eligible employees who do not enroll or do not affirmatively opt-out will be enrolled at 4% pre-tax. Additionally, independent of the automatic enrollment program, the plan features an automatic escalation program whereby a participant contributing greater than 0% but less than 10% of compensation shall be automatically increased as of the last week of December by 1% per year up to a maximum of 10%, unless a participant elects to opt out of the automatic escalation program.
Forfeitures - Any forfeited portion of a participant’s account will be restored to the participant’s account if they are rehired within five years of termination and the entire amount distributed upon termination is repaid to the Plan. Forfeitures are either used to reduce Huntington's contributions to the Plan or to pay reasonable expenses of the Plan. Forfeitures used to reduce Huntington's contributions and pay reasonable expenses were $1,282,654 and $1,542,860 during 2020 and 2019, respectively. There were no forfeited non-vested accounts at December 31, 2020 and 2019.
Administration - The Plan administrator is Huntington. Portions of Plan administration have been delegated by the Plan administrator to a committee of employees appointed by the Board of Directors of Huntington. The Plan’s trustee and recordkeeper is Fidelity Management Trust Company (“Fidelity”).  The Plan administrator believes that the Plan is currently designed and operated in compliance with the applicable requirements of the Code and the provisions of ERISA, as amended.
Participant Accounts - Each participant’s account is credited with the participant’s own contribution and an allocation of Huntington’s contribution, as applicable, and Plan earnings. Investment income or loss is allocated to participant accounts based on proportional account balances in their respective investments. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s individual account.

Fees and Expenses - Certain administrative fees are paid from the general assets of Huntington and are excluded from these financial statements. Administrative expenses are also paid by participants from the assets of the Plan. Revenue sharing and sub-transfer agent fee income received by the Plan is used to reduce participant administrative expenses. Investment related expenses are included in the net appreciation (depreciation) of fair value of investments.
Investment Options - Plan participants are permitted to direct their deferrals and employer matching contributions to any combination of investment options, including Huntington common stock, a variety of mutual funds, and common collective trust funds. Huntington has the sole discretion to determine or change the number and nature of investment options in the Plan. An active participant may change or suspend deferrals pursuant to the terms set forth in the Plan document. If a Plan participant enrolls without making an investment election, all contributions will be allocated to the applicable age-appropriate Vanguard Target Retirement Fund.
Plan Investments - Plan investments consist of shares of Huntington common stock, mutual funds, and common collective trust funds held by the Plan's trustee, Fidelity (the "Plan Trustee"). The Plan Trustee purchases and sells shares of Huntington common stock on the open market at market prices. Additionally, the Plan Trustee may directly purchase from, and sell to, Huntington, at market prices, shares of Huntington common stock. A portion of participant holdings in Huntington common stock are held in Fidelity Government Cash Reserves Fund to help facilitate purchases and sales of Huntington common stock. The Plan Trustee purchases and redeems shares of mutual funds in accordance with rules of the mutual funds.
Participant Loans - The Plan does not permit participant loans. However, as a result of mergers and acquisitions, the plan was amended to allow the transfer of participant loans from qualified plans. Participant loans are recorded at unpaid principal balance plus any accrued but unpaid interest, at rates commensurate with prevailing rates at the time funds were borrowed. The amount recorded approximates current value. Principal and interest is paid ratably through payroll deductions. Participant loans are listed as notes receivable from participants in the Plan’s financial statements.
Contributions - Employee and employer contributions to the participants' accounts in the Plan are invested pursuant to the participants’ investment direction elections on file.
Benefit Distributions and Other Withdrawals - A participant may request that the portion of his or her account that is invested in Huntington common stock be distributed in shares of Huntington common stock with cash paid in lieu of any fractional shares. All other distributions from the Plan are paid in cash.
Distributions and withdrawals are reported at fair value and recorded by the Plan when payments are made.
Participants are permitted to take distributions and withdrawals from their accounts in the Plan under the circumstances set forth in the Plan document. Generally, participants may request in-service withdrawal of funds in their account attributable to: (i) rollover contributions; (ii) after-tax contributions; and (iii) pre-April 1, 1998, Employer contributions. Employee pre-tax elective deferrals and post April 1, 1998 employer matching contributions are subject to special withdrawal rules and generally may not be withdrawn from the Plan prior to a participant’s death, disability, termination of employment, or attainment of age 59 1/2. However, certain distributions of employee deferrals may be made in the event a participant requests a distribution due to financial hardship as defined by the Plan. Participants should refer to the plan document for the terms of the Plan. Participants may withdraw up to 100% of their account balances in the Plan for any reason after they have reached age 59 1/2.
Plan participants have the option of reinvesting cash dividends paid on Huntington common stock or having dividends paid in cash.
Effective January 1, 2019, the Plan was amended to reflect hardship withdrawal provisions which were included in the Bipartisan Budget Act of 2018.
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was signed into law, and as a result, the Plan must be amended for qualified individuals before December 31, 2022. The Company will amend the Plan by the set deadline. Qualified individuals are those diagnosed with COVID-19 or have a spouse or dependent who have been diagnosed, or who experience "adverse financial consequences" as a result of a quarantine, furlough, lay-off, reduction in work hours, business closure, the lack of child care, or other factors due to the COVID-19 pandemic. Section 2202(a) of the CARES Act allows for qualified individuals to take up to $100,000 in coronavirus-related distributions, with repayment terms of up to three years. The ability to request coronavirus-related distributions under the CARES Act was applicable from May 15, 2020 to December 31, 2020.

Pursuant to the CARES Act, qualified individuals who were currently receiving required minimum distributions were offered the option to waive their 2020 payments and participants who were due to receive their first required distribution in 2020 had their distribution automatically waived. The ability to request special waivers with respect to required minimum distributions and delay note repayments under the CARES Act ceased as of December 31, 2020.

2. SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation - The financial statements of the Plan are presented on the accrual basis and are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to financial statements.
Dividends and Interest Income - Dividends are recorded on their ex-dividend date. Interest is recorded on an accrual basis when earned. Net appreciation or depreciation includes the Plan’s gains and losses on investments bought and sold, as well as held, during the year.
Benefit Payments - Benefits are recorded when paid.
Fair Value Measurements - Accounting Standards Codification (“ASC”) Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.
Common collective trust funds - The Plan holds investments in several Common Collective Trust Funds (also known as Collective Investment Funds or Trust), which are valued utilizing the Net Asset Value (NAV) as reported by the Common Collective Trust Funds. The fund allows participants to make withdrawals based on certain fund provisions. The NAV is used as a practical expedient to estimate fair value and is based on the fair value of the underlying investments held by the fund less its liabilities as reported by the issuer of the fund.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Plan’s policy is to recognize significant transfers between levels at the beginning of the reporting period.
Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts of assets and liabilities, and changes therein, reported in the financial statements. Actual results could differ from those estimates.
Risks and Uncertainties - The Plan utilizes various investment instruments, including mutual funds and common stock. In general, investment securities are exposed to various risks such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes will materially affect the amounts in the financial statements.

3. PARTY-IN-INTEREST TRANSACTIONS
Notes receivable from participants and common stock of Huntington are held by the Plan Trustee and qualify as party-in-interest transactions. Fidelity Management Trust Company, trustee of the Plan and its subsidiaries and affiliates, maintain and manage certain investments of the Plan for which the Plan is charged.
At December 31, 2020 and 2019, the Plan held 10,121,462 and 10,333,610 shares of Huntington Bancshares Incorporated common stock, at a cost of $100,887,337 and $103,336,895, respectively. The fair value of the party-in-interest investments were $127,834,065 and $155,830,843 at December 31, 2020 and 2019, respectively.
Fees charged to participants are used to offset expenses of the Plan. Costs and expenses paid by the Plan for administration totaled $1,106,727 and $1,145,250 for 2020 and 2019, respectively. Costs and expenses are included in benefit distributions and other withdrawals in the Plan financial statements.

4. INCOME TAXES
The IRS has determined and informed the Plan sponsor by a letter dated January 27, 2017, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code. Although the Plan has been amended since receiving the January 27, 2017 determination letter, Huntington believes the Plan is designed, and is currently being operated, in compliance with the applicable requirements of the Code and, that the trust, which forms a part of the Plan is qualified and tax-exempt.
GAAP requires the evaluation of tax positions taken by the Plan and recognition of a tax liability if the Plan has taken an uncertain tax position that is not more likely than not to be sustained upon examination by the IRS. Huntington, on behalf of the Plan, has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2020 and 2019, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits; however, there are currently no audits for any tax periods in progress.

5. FAIR VALUE MEASUREMENTS
Investments of the Plan are accounted for at cost on the trade-date and are reported at fair value. Huntington common stock is valued using the year-end closing price as determined by the National Association of Securities Dealers Automated Quotations. Mutual funds are valued at quoted market prices that represent the net asset value of shares held by the Plan at year-end. The investment in the common collective trust funds are reported at net asset value per share as determined by the sponsoring trustee, and is calculated by subtracting liabilities from the value of a fund's total assets and dividing it by the number of fund's shares outstanding. The methods above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair values of certain financial instruments could result in a different fair value measurement at the reporting date.
The following tables set forth by level within the fair value hierarchy a summary of the Plan’s investments measured at fair value on a recurring basis at December 31, 2020 and 2019. For the years ended December 31, 2020 and 2019, there were no transfers in or out of Levels 1, 2, or 3.

	Fair Value Measurements Using
	Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
December 31, 2020	(Level 1)	(Level 2)	(Level 3)	Total
Common stock	$127,834,065	—	—	$127,834,065
Mutual funds	921,482,514	—	—	921,482,514
Total asset in fair value hierarchy	1,049,316,579	—	—	1,049,316,579
Common collective trust funds measured at net asset value (1)				473,878,549
Total investments	$1,049,316,579	—	—	$1,523,195,128

	Fair Value Measurements Using
	Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
December 31, 2019	(Level 1)	(Level 2)	(Level 3)	Total
Common stock	$155,830,843	—	—	$155,830,843
Mutual funds	1,101,409,778	—	—	1,101,409,778
Total asset in fair value hierarchy	1,257,240,621	—	—	1,257,240,621
Common collective trust fund measured at net asset value (1)				38,928,391
Total investments	$1,257,240,621	—	—	$1,296,169,012
(1)     In accordance with Subtopic 820-10, certain investments that were measured at net asset value per share (or its equivalent) have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the line items presented in the statements of net assets available for benefits.

The following table set forth additional disclosures of the Plan's investment that has fair value measurement estimated using NAV:

	Fair Value Estimated Using Net Asset Value Per Share
	December 31, 2020
	Fair Value	Unfunded Commitment	Redemption Frequency	Other Redemption Restrictions	Redemption Notice Period
Investment:
Prudential Core Plus Bond Fund	$41,915,459	n/a	Daily	n/a	60 days
Vanguard Target Retirement Funds	343,396,299	n/a	Daily	n/a	None
Wellington CIF II Growth S2	88,566,791	n/a	Daily	n/a	None

	Fair Value Estimated Using Net Asset Value Per Share
	December 31, 2019
	Fair Value	Unfunded Commitment	Redemption Frequency	Other Redemption Restrictions	Redemption Notice Period
Investment:
Prudential Core Plus Bond Fund	$38,928,391	n/a	Daily	n/a	60 days

6. SUBSEQUENT EVENTS

On August 7, 2020, Huntington agreed to settle a class-action lawsuit involving its 401(k) plan. Huntington denies the allegations in the lawsuit and contends that its conduct was entirely proper, but entered into the settlement to avoid the costs and uncertainty of litigation. On March 22, 2021, the U.S. District Court for the Southern District of Ohio granted final approval of this settlement. The settlement funds are to be distributed to eligible class members starting June 17, 2021.
On December 13, 2020, Huntington Bancshares Incorporated and TCF Financial Corporation ("TCF") jointly announced the signing of a definitive agreement to merge TCF with and into Huntington ("Huntington Merger"). All required regulatory approvals to complete the Huntington merger have been received. The transaction closed June 9, 2021. Legacy TCF employees who became Huntington employees were eligible to participate in the Huntington 401(k) Plan upon the closing of the Huntington Merger.
Effective as of January 1, 2021, the Plan was amended, allowing the Company to execute any amendment to the Plan, or an action terminating the Plan, by way of digital signature, and such amendment or termination document, including any digital signature, may be delivered, communicated, received and stored by electronic means. An electronic record of such signature shall be deemed to have the same legal effect as an ink-signed executed copy of such amendment or document terminating the Plan for all purposes.

SUPPLEMENTAL SCHEDULE

THE HUNTINGTON 401(k) PLAN
EIN: 31-0724920 Plan Number: 002
SCHEDULE H, PART IV, LINE 4I — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2020

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,	(d) Cost	(e) Current
(a)	lessor or similar party	rate of interest, collateral, par, or maturity value	**	value
	COMMON STOCK:
*	Huntington Bancshares Incorporated	Huntington Bancshares Incorporated Common Stock - 10,121,462 shares		$127,834,065
	Total common stock			127,834,065

	COMMON COLLECTIVE TRUST FUNDS:
	Prudential Core Plus Bond Fund	Prudential Core Plus Bond Fund - 213,191 units		41,915,459
	Vanguard Target Retirement 2015 Fund	Vanguard Target Retirement 2015 Fund - 166,832 units		6,664,945
	Vanguard Target Retirement 2020 Fund	Vanguard Target Retirement 2020 Fund - 576,614 units		23,992,893
	Vanguard Target Retirement 2025 Fund	Vanguard Target Retirement 2025 Fund - 1,234,316 units		52,359,697
	Vanguard Target Retirement 2030 Fund	Vanguard Target Retirement 2030 Fund - 1,164,000 units		49,563,120
	Vanguard Target Retirement 2035 Fund	Vanguard Target Retirement 2035 Fund - 1,200,616 units		52,442,895
	Vanguard Target Retirement 2040 Fund	Vanguard Target Retirement 2040 Fund - 899,704 units		40,927,515
	Vanguard Target Retirement 2045 Fund	Vanguard Target Retirement 2045 Fund - 848,792 units		39,188,723
	Vanguard Target Retirement 2050 Fund	Vanguard Target Retirement 2050 Fund - 681,112 units		31,630,820
	Vanguard Target Retirement 2055 Fund	Vanguard Target Retirement 2055 Fund - 401,792 units		24,991,484
	Vanguard Target Retirement 2060 Fund	Vanguard Target Retirement 2060 Fund - 357,981 units		17,569,705
	Vanguard Target Retirement 2065 Fund	Vanguard Target Retirement 2065 Fund - 110,440 units		3,338,587
	Vanguard Target Retirement Income Fund	Vanguard Target Retirement Income Fund - 17,488 units		725,915
	Wellington CIF II Growth S2	Wellington CIF II Growth S2 - 3,506,207 units		88,566,791
	Total common collective trust funds			473,878,549

	MUTUAL FUNDS:
	Europacific Growth Fund	American Funds Europacific Growth Fund - 1,104,640 shares		76,551,555
	Fidelity 500 Index Fund	Fidelity 500 Index Bond - 1,553,936 shares		202,275,886
	Fidelity Government Cash Reserves Fund	Fidelity Government Cash Reserves Fund - 2,668 shares		2,668
	Fidelity Extended Market Index Fund	Fidelity Extended Market Index Fund - 2,044,072 shares		170,639,153
	Fidelity Total International Index Fund	Fidelity Total International Index Fund - 1,118,294 shares		15,175,243
	Fidelity U.S. Bond Index Fund	Fidelity U.S. Bond Index Fund - 1,513,168 shares		18,838,937
	PIMCO Low Duration Institutional Fund	PIMCO Low Duration Institutional Fund - 1,006,070 shares		10,010,398
	T. Rowe Price Small Cap Stock Fund	T. Rowe Price Small Cap Stock Fund - 4,206,589 shares		128,805,744
	Vanguard Equity Income Fund	Vanguard Equity Income Fund - 578,363 shares		45,881,526
	Vanguard Inflation Protected Securities Fund	Vanguard Inflation Protected Securities Fund - 688,776 shares		7,948,476
	Vanguard Treasury Money Market Fund	Vanguard Treasury Money Market Fund - 76,279,357 shares		76,279,357
	Vanguard Wellington Fund	Vanguard Wellington Fund - 2,207,227 shares		169,073,571
	Total mutual funds			921,482,514

*	NOTES RECEIVABLE FROM PARTICIPANTS	$132,303 principal amount, interest rates of 1.69% - 5.25%; maturing between 2021—2036		132,303

	TOTAL			$1,523,327,431

*	Indicates party-in-interest to the Plan.
**	Cost information is not required for participant-directed investments and therefore not included.
See notes to financial statements.